FOR IMMEDIATE RELEASE   Summary:  eLEC announces acquisition of New Jersey-based
                                  CLEC, Telecarrier Services, Inc. Telecarrier adds approximately 4,000 total lines, direct sales capabilities and experienced telecommun-ications management to eLEC.

                        Contact:  Paul Riss, CEO, eLEC 203-750-1000
                                  phriss@elec-corp.com
                                  Michael Lagana, CEO, Telecarrier,
                                  732-417-9300
                                  mlagana@telecarrier.com
                                  Zina Hassel, VP, Telecarrier,
                                  732-417-9300
                                  zhassel@telecarrier.com


Norwalk, CT... January 24, 2000 --- eLEC Communications Corp. (NASDAQ:ELEC) announced today the acquisition of Telecarrier Services, Inc., a competitive local exchange carrier ("CLEC") that provides local exchange services in four states and long distance service in 13 states. The acquisition increases to 14 the total number of states in which eLEC operates. Telecarrier has approximately 4,000 lines in service, with approximately 50% of those lines providing local services. eLEC plans to convert Telecarrier's resale lines in New York and Massachusetts to eLEC's Unbundled Network Elements Platform ("UNE-P") based leased network.

Paul Riss, eLEC's CEO, stated, "We are very pleased with the additional resources that this acquisition brings to eLEC. Telecarrier has successfully combined 4,000 long distance lines with approximately 2,000 local lines and operated a break-even business under local resale. We plan to convert most of the local lines to UNE-P so that we can create a more profitable book of business from this customer base."

"We are also very pleased to welcome Michael Lagana, an executive with over 25 years of telecom experience, to our management team," continued Mr. Riss. "Michael will be a significant addition to our sales and marketing effort, as he will head up our direct sales efforts and manage the sales we make through agents and interconnect companies. We need this distribution channel to complement our telemarketing efforts so that not only can we continue to enjoy the rapid growth that we have been experiencing, but also expand our base to include larger commercial customers who will utilize more of our bundled product offerings. Michael's extensive experience in the CPE (customer premise equipment) telecom business is a valuable asset to eLEC and to the larger, more sophisticated commercial market. His knowledge of telecom equipment and services brings a `single-source' vendor concept to the eLEC customer base. This background allows off site management experience for those commercial accounts that are not quite large enough to justify a dedicated telecom manager. Michael's experience and industry contacts are a valuable addition to our company and his record in building telecom companies is impressive."

Michael Lagana, CEO of Telecarrier, added, "I am very excited with the direction eLEC is taking. eLEC will provide us with greatly enhanced margins on our local business and expand our bundle of products to include Web design, Web hosting, dial-up Internet access, xDSL and other data services. We have managed to build a significant distribution network of agents and interconnect companies with limited resources. With eLEC's resources and product offerings, we expect to be able to expand our distribution network and rapidly accelerate our combined growth."

Telecarrier was founded in 1992 by Michael Lagana and is licensed as a CLEC in New Jersey, New York, Massachusetts and Rhode Island. It also resells multiple vendor long distance services, in addition to providing calling cards and equipment rentals. Its focus on customer service, comprehensive invoicing for multiple products and locations, and monthly telecom usage reports for management's review has helped to create a customer base that averages 10 lines per account. The monthly management report, a standard reporting feature for Telecarrier customers, is of great value in the monthly monitoring of telecom cost distribution. Telecarrier offers long distance services in California, Connecticut, Delaware, Florida, Georgia, Massachusetts, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and Texas.

     eLEC Communications Corp. is a publicly-traded local telecommunications company that seeks to take advantage of the convergence of the current and future competitive technological and regulatory developments in the Internet and telecommunications markets. eLEC provides an integrated suite of communications services to small and medium-sized business customers, including local, long distance, dial-up access, dedicated access, xDSL, and Web site design and hosting.

                                    *********

     This release contains forward-looking statements that involve risks and uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; eLEC's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which eLEC can operate, access new markets, negotiate and maintain suitable interconnection agreements with the incumbent local exchange carriers, and negotiate and maintain suitable vendor relationships, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.